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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

               RANGE COMPLETES SENIOR SUBORDINATED NOTES OFFERING

FORT WORTH, TEXAS, JULY 21, 2003 - RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that it completed the private placement of $100 million of 7-3/8% senior subordinated notes due 2013 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Act"), and other eligible purchasers pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Act. The net proceeds of the offering will be used to redeem all of the Company's outstanding 8.75% senior subordinated notes due 2007 and to repay approximately $25 million of amounts outstanding under the Company's bank credit facility. Thereafter, the Company will have approximately $85 million of availability under the credit facility.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the senior subordinated notes or any other security of the Company. The senior subordinated notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and were offered to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and other eligible purchasers pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Act. Unless so registered, the senior subordinated notes issued may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.


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                                                                        2003-16
Contact:    Rodney Waller, Senior Vice President
            Karen Giles
            (817) 870-2601
            www.rangeresources.com



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